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                                                 Exhibit 1(c) (ii)



                                   SPECIMEN

                     VARIABLE CONTRACTS SELLING AGREEMENT

                                    BETWEEN

                         CHUBB SECURITIES CORPORATION

                                      AND

                            SELLING BROKER-DEALERS
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                             [LOGO OF CHUBB SECURITIES CORPORATION APPEARS HERE]


   Chubb Securities Corporation

                            BROKER-DEALER AGREEMENT

   THIS AGREEMENT is made by and between CHUBB SECURITIES CORPORATION, a corporation organized and existing under the laws of the State of New Hampshire with its principal place of business in Concord, New Hampshire (hereinafter called "Chubb") and _________________________________________, a corporation organized and existing under the laws of the State of ________________________________ (the "State") with its principal place of business in _______________________________________ (hereinafter called
"Broker").

   In consideration of the premises and the mutual agreements herein made, it is agreed as follows:

                                EFFECTIVE DATE:

   This agreement shall be effective as of _____________________, 19___.

                                  BACKGROUND:

   Chubb, pursuant to the provisions of that certain Distribution Agreement dated as of February 27, 1985 between Chubb and Chubb Life Insurance Company of America ("Chubb Life"), acts as distributor of certain flexible premium variable life insurance policies issued by Chubb Life. Chubb desires that Broker distribute such policies in _________________________________, and Broker desires to sell such policies, through its agents in such states, on the terms and conditions set forth hereinafter.

                                  CONDITIONS:

   1.  Broker represents, warrants and covenants that:

       a) It is and will remain at all times during the term of this Agreement a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and a broker-dealer duly registered with the Securities and Exchange Commission ("SEC") and licensed as a broker-dealer under applicable state securities laws;

       b) It is a corporation organized and existing in good standing under the laws of the State and the execution and performance of this Agreement has been duly authorized and will not violate any document or instrument to which it is a party or by which it is bound;

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     c)  It is in compliance with the applicable net capital requirements of the
SEC, the NASD and applicable securities exchanges and that it will, if so requested, provide to persons designated by Chubb copies of each Statement of Financial Condition contained in Financial and Operational Combined Uniformed Single ("FOCUS") report filed with the SEC and any other applicable regulatory authority:

     d) It will immediately notify Chubb should the capital percentage, capital ratio, or dollar amount of required net capital exceed or fall below the percentages or amounts required under any applicable net capital rule or regulations;

     e) It is in compliance, and at all times during the term of this Agreement will remain in compliance, with the capital and financial requirements of every state in which it is licensed as a broker-dealer;

     f) It will notify Chubb immediately in the event a determination is made to cancel, terminate or substantially modify its blanket bond insurance coverage;

     g) It will keep confidential any confidential information it may acquire as a result of this Agreement regarding Chubb, its affiliates' and subsidiaries' affairs, which requirement shall survive the termination of this Agreement;

     h) Only representatives of Broker who are agents of Chubb Life, and duly registered as such with states having jurisdiction over such representatives, may sell such policies.

   2.  Chubb represents, warrants and covenants that:

     a) It is and will remain at all times during the term of this Agreement a member in good standing of the NASD and a broker-dealer duly registered with the SEC and licensed as a broker-dealer under applicable state securities laws;

     b) It is a New Hampshire corporation, and that the execution and performance of this Agreement has been duly authorized;

     c) It is in compliance, and during the term of this Agreement will remain in compliance, with the capital and financial reporting requirements of the NASD and the capital requirements of every state in which it is licensed as a broker-dealer; and

     d) It shall keep confidential any confidential information it may acquire as a result of this Agreement regarding Broker's business and affairs, which requirement shall survive termination of this Agreement.

   3. Broker shall, except as hereinafter specifically provided, cause its representatives to sell such policies in the state(s) designated in the preamble to this Agreement and in which both Chubb and the policies are duly registered. Chubb, in its sole discretion, may reject any applications for a policy submitted to it by the Broker or any of its representatives.

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   4.  Chubb, subject to the terms and conditions contained herein, hereby authorizes Broker as an independent contractor, to make sales of such policies for which Chubb acts as a distributor. Broker agrees to direct the sales activities of its Registered Representatives and to enforce written supervisory procedures to assure strict compliance with applicable rules and regulations of NASD, and any applicable state securities laws and regulations.

     a) Broker shall have sole responsibility for maintaining an organized program of supervision and compliance, consistent with the rules and regulations of the SEC, the NASD, any applicable national securities exchanges and any state securities regulatory agency having jurisdiction, with respect to the sale of such policies. Such program shall include, but not be limited to, the following types of procedures:

       (i) Review, verification and approval of all new accounts and applications for the purpose of establishing the identity, capacity to contract, reputability, financial condition, creditworthiness, investment objectives and needs of each customer (and if applicable, essential information concerning such customer's agent); and obtaining and providing all documents and agreements required in opening, operating and maintaining such a policy, including, but not limited to, delivery of the current prospectus;

       (ii) Review of all statements relating to each customer's policy;

       (iii) Investigation and analysis of all bona fide customer complaints and regulatory or customer inquiries relating to policies sold through Broker, with prompt notification thereof to Chubb;

       (iv) Registration of the firm as a broker-dealer and of sales personnel in all states in which business is conducted and such registration is required.

   5. Broker agrees to use its best efforts on behalf of Chubb while performing the functions set forth herein. Broker agrees to promptly report and remit to Chubb all checks, drafts or funds of any kind received from clients and in the event of failure to do so, all rights hereunder, including all accrued and accruing commissions, shall immediately terminate.

   6. Broker shall be free to exercise its own judgment as to whom to solicit and the time, place and manner of solicitation. Broker shall pay all expenses incurred by it hereunder and shall comply with all federal and state laws, ordinances and regulations relating thereto.

   7. Broker hereby assigns to Chubb any and all commissions or other monies now or hereafter owed to it, arising from the sale of such policies by its authorized representatives or from any other business which Broker may do with Chubb Life Insurance Company of America, or any subsidiary or affiliate thereof, or their lawful successors, as security for repayment for any advance or other extension of credit by Chubb to Broker.

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Broker hereby authorizes Chubb Life Insurance Company of America, or any of its
subsidiaries or affiliates, upon receipt of written demand by Chubb, to pay such monies to Chubb, to the extent of Chubb's interest therein or, in the alternative, Broker hereby grants to Chubb and its affiliates a right of offset against such commissions or other monies due Broker, which right shall survive the termination of this Agreement.

   8. Except as otherwise stated herein, Broker shall be entitled to commissions with respect to all sales of such policies it shall make in accordance with the Commission Schedule attached hereto, which schedule may be modified at any time by Chubb. All commissions are payable only upon receipt of full payment of premiums due on such policies and are not paid until such premiums are earned. Payments, if any, made to Broker's account in excess of commissions earned by it in accordance with said Commission Schedule, as amended or supplemented, shall be deemed an advance against future commissions and the amount of any such excess shall be refunded to Chubb in the event of termination of this Agreement, to the extent that such commissions have not been earned prior to such termination.

   In the event this Agreement is terminated by Chubb for cause, or Broker is dissolved or liquidated, no further commissions will be payable to Broker pursuant to this Agreement.

   9. Chubb will, each month, furnish to Broker a statement of Broker's account showing all earnings and payments made to its account allocated by representative registered with Broker and the balance due from Chubb. Broker agrees to notify Chubb, in writing, within 30 days, of any discrepancy or disagreement with such statement in any respect, and in the absence of such notice, such statement shall be conclusively presumed to be correct unless the parties mutually agree to an adjustment in writing.

   Notwithstanding anything to the contrary herein, Chubb shall have no obligation hereunder to any registered representative of Broker.

   10. Broker shall be responsible and liable for any damages arising out of the acts or omissions of Broker, its registered representatives and/or its employees and does hereby agree to indemnify and hold Chubb harmless against any loss or expense arising out of or resulting from any failure by the indemnifying party or any of its registered representatives and/or employees to carry out fully and without negligence the duties and responsibilities assigned to it herein.

   Chubb shall be responsible and liable for any damages arising out of the acts or omissions of Chubb and/or its employees and does hereby agree to indemnify and hold Broker harmless against any loss or expense arising out of or resulting from any failure by the indemnifying party or any of its employees to carry out fully and without negligence the duties and responsibilities assigned to it herein.

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   If any action or proceeding shall be brought against Chubb or Broker relating to a policy sold pursuant to this Agreement, the party against whom such action or proceeding is brought shall give prompt written notice to the other party to this Agreement if a claim is intended to be asserted against such other party with respect to indemnity against any loss or expense and such other party shall be entitled to participate in the defense thereof at its own expense.

   In the event of any dispute with a policyholder, Chubb shall have the right to take such action as Chubb may in its sole discretion deem necessary to promptly effect a mitigation of damages or limitation of losses without obtaining the prior consent of Broker.

   Chubb shall have the right to settle with any policyholder engaged in a dispute with Chubb or Broker without the prior consent of Broker and without waiving or electing to relinquish any rights or remedies Chubb may have against Broker.

   Without limiting the foregoing indemnities, Chubb and Broker each agree to indemnify and hold harmless the other against any breach of representation, warranty or covenant herein by the indemnifying party.

   The indemnification provisions of this Agreement shall remain operative and in full force and effect, regardless of the termination of this Agreement and shall survive any such termination.

   11. Broker shall submit to Chubb, for written approval in advance of use, all advertising, signs and sales promotion material involving the use of Chubb's name and/or the sale of such policies.

   12. No relationship of principal and agent or partnership or joint venture between the parties hereto is intended to be established and neither party shall hold itself out as the agent, partner or joint ventures of or with the other party in any respect whatsoever. Except for this Agreement, no other legal relationship is intended between the parties.

   13. This Agreement may be terminated at any time by either party upon thirty
(30) days written notice to the other, and may be terminated immediately by Chubb for cause. For purposes of this Section 13, "cause" shall mean failure to return money to clients where appropriate, failure to account for any money received from or on behalf of Chubb, any fraud, misrepresentation or dishonesty in any relationship with Chubb, its affiliates, or any past, present or proposed client, violation of any federal or state law or regulation, or violation of any of the terms of this contract.

   Notice of such termination shall be deemed to be given on the day mailed or delivered in hand to an officer of either party. If mailed to Chubb, such notice shall be addressed to the principal office of Chubb, currently One Granite Place, Concord, New Hampshire 03301, and if mailed to the Broker, shall be addressed to the last known address as shown on the records of Chubb.

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   14. Broker may not assign this Agreement without the prior written approval of Chubb.

   15. This Agreement is exclusively for and shall inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns and shall not be deemed to create any rights for the benefit of third parties.

   16. This Agreement is made in the State of New Hampshire, and all questions concerning its validity, construction or otherwise shall be determined under the laws of New Hampshire.

  IN WITNESS WHEREOF, the parties hereto have executed this agreement in duplicate.

          CHUBB SECURITIES CORPORATION

          By
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          Date
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          BROKER


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          By
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          Title
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          Date
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R1D1A0282

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